Exhibit 99.1

Investor Contact:

EVC Group, Inc.

Douglas Sherk/Jenifer Kirtland

415-896-6820

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Thermage Announces Fourth Quarter and Full Year 2007 Financial Results

Fourth Quarter Revenue Up 12%

Fourth Quarter 2007 Gross Profit Margin Increases to 76.5% vs. 72.3% in Fourth Quarter 2006

Hayward, Calif., February 19, 2008 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, reported today its financial results for the fourth quarter and full year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $16.6 million, up 12% from $14.8 million for the fourth quarter of 2006. Gross profit for the fourth quarter of 2007 increased to $12.7 million, or 76.5% of revenue, from $10.7 million, or 72.3% of revenue, for the same quarter of 2006. The Company reported GAAP net income of $1.0 million for the 2007 fourth quarter, or $0.04 per diluted share, versus net income of $1.4 million, with no income allocable to common stockholders, for the same quarter of the prior year. Non-GAAP (1) net income for the fourth quarter of 2007 was $2.1 million, or $0.08 per diluted share, compared to non-GAAP (1) net income of $0.3 million, or $0.02 per diluted share, for the fourth quarter of 2006.

For the full year 2007, revenue was a record $63.1 million, up 16% from $54.3 million for the full year 2006. Net income in 2007 was $2.8 million, or $0.11 per diluted share, compared with a net loss of $3.9 million, or $(0.60) per share, for 2006. Non-GAAP (1) net income for 2007 was $7.6 million, or $0.30 per diluted share, compared with a non-GAAP (1) net loss of $1.2 million, or $(0.07) per share, for 2006.

“We had a strong finish to 2007, characterized by continued revenue growth both domestically and internationally, excellent sales of our disposable treatment tips and high gross profit margins,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “Revenues for the full year grew 15% in the U.S. market and 17% in international markets. Sales of tips and consumables were up 15% from the fourth quarter last year and represented 76% of total revenue for the quarter. This, along with higher average selling prices on both systems and tips, helped drive our gross profit margin to over 76% for the fourth quarter.”

“Our financial results demonstrate the achievements we made during the year in introducing new products that effectively address the demand for skin tightening and body contouring,” Mr. Fanning continued. “In 2007, we introduced the ThermaCool NXT™ system and launched four new procedures and associated treatment tips. We are excited about the pending launch of our cellulite tip. Reaction among clinicians and patients who have used the tip has been positive, and we look forward to initial shipments in mid-March. With the cellulite tip and other products in the pipeline, we look forward to another year of continued growth. During 2008, we will continue to focus on bringing innovation to the aesthetic market, improving the value proposition for our doctors, and increasing patient satisfaction.”

Guidance:

Management currently expects 2008 revenue to be in a range of $69 million to $73 million, an increase of 10% to 15% over revenue for the full year 2007. The Company expects typical seasonality during the year, with the second and fourth quarter representing the strongest quarters. In addition, during the fourth quarter of 2007, the Company largely completed the expansion and bifurcation of its U.S. sales force and believes that the contributions from the realigned team will increase as the year progresses. The Company also expects higher legal and regulatory compliance fees in 2008 versus 2007. As a result, net income for the full year 2008 on a GAAP basis is expected to be between $0.07 and $0.12 per diluted share. Non-GAAP (1) net income for the full year 2008, which excludes estimated stock based compensation charges of approximately $4.8 million, is expected to be in a range of $0.25 to $0.30 per diluted share. The per share earnings amounts are based on weighted average shares of 26 million.

Non-GAAP Presentation:

(1)	To supplement the condensed financial information presented on a GAAP basis, management has provided non-GAAP net income and loss, and non-GAAP earnings per share measures that exclude the impact of all stock-based compensation expenses, and amounts recorded for revaluation of preferred stock warrant liabilities, all net of income taxes. The calculation of non-GAAP net earnings per share in the years ended December 31, 2007 and 2006 also includes adjustments for dilutive potential common stock and assumes the conversion into common stock of the Company’s shares of convertible preferred stock, which automatically converted into shares of common stock upon the Company’s initial public offering in November 2006. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is included in the condensed consolidated financial information attached to this release.

Conference Call

The conference call is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on February 19, 2008. The call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.thermage.com. In addition, you may call to listen to the live broadcast: 800-366-7417 for domestic participants and 303-262-2191 for international participants. Participating in the call will be Stephen J. Fanning, Chairman, President and Chief Executive Officer, and Jack Glenn, Chief Financial Officer.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers or 303-590-3000 for international callers. The passcode for both is 11108594#. An archived web cast will also be available at www.thermage.com.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s ability to continue to grow demand for Thermage treatments, timing of a cellulite product launch, as well as financial guidance for fiscal year 2007 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein including but not limited to market acceptance and demand of current and future products among physicians and patients, risks inherent with third-party supply and distribution networks, risks inherent to future sales growth, and the ability to execute proposed initiatives. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2007. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc.

NON-GAAP RECONCILIATION OF NET INCOME PER SHARE

(unaudited)

	Range of Estimates
	From	To
2008 GAAP diluted net income per share (a)	$0.07	$0.12
Stock-based compensation (b)	0.18	0.18

2008 Non-GAAP diluted net income per share (a)	$0.25	$0.30

(a)	Reflects weighted average outstanding used in calculating diluted net income per share of 26 million.

(b)	Represents the Company’s estimate of stock-based compensation charges, net of taxes

Thermage, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Net revenue	$16,582	$14,751	$63,101	$54,320
Cost of revenue	3,895	4,087	15,976	15,259

Gross margin	12,687	10,664	47,125	39,061

Operating expenses
Sales and marketing	6,990	6,136	26,195	24,071
Research and development	2,119	2,510	9,099	9,639
General and administrative	3,138	2,628	11,300	9,973

Total operating expenses	12,247	11,274	46,594	43,683

Income (loss) from operations	440	(610)	531	(4,622)
Interest and other income	674	393	2,520	768
Interest, warrants and other income (expense)	—	1,606	—	(55)

Income (loss) before income taxes	1,114	1,389	3,051	(3,909)
Provision for income taxes	(124)	—	(271)	—

Net income (loss)	$990	$1,389	$2,780	$(3,909)

Income (loss) allocable to common stockholders	$990	$0	$2,780	$(3,909)

Net income (loss) per share — basic	$0.04	$0.00	$0.12	$(0.60)

Net income (loss) per share — diluted	$0.04	$0.00	$0.11	$(0.60)

Weighted average shares outstanding used in calculating net income (loss) per common share:
Basic	23,508,356	13,578,831	23,241,031	6,561,648

Diluted	24,847,858	13,578,831	24,884,458	6,561,648

Thermage, Inc.

NON-GAAP RECONCILIATION OF NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
GAAP net income (loss)	$990	$1,389	$2,780	$(3,909)
Non-GAAP adjustments to net income (loss):
Stock-based compensation (c)	1,093	855	4,798	3,517
Impact of change in fair value of preferred stock warrant liabilities (d)	—	(1,912)	—	(837)

Total non-GAAP adjustments to net income (loss)	1,093	(1,057)	4,798	2,680

Non-GAAP net income (loss)	$2,083	$332	$7,578	$(1,229)

GAAP basic net income (loss) per share	$0.04	$0.00	$0.12	$(0.60)
Non-GAAP adjustments to basic income (loss) per share:
Stock-based compensation (c)	0.05	0.04	0.21	0.21
Impact of change in fair value of preferred stock warrant liabilities (d)	—	(0.10)	—	(0.05)
Impact of higher weighted average shares due to assumed conversion of preferred shares (e)	—	0.08	—	$0.37

Non-GAAP basic net income (loss) per share	$0.09	$0.02	$0.33	$(0.07)

Non-GAAP diluted net income (loss) per share	$0.08	$0.02	$0.30	$(0.07)

GAAP weighted average shares outstanding used in calculating basic net income (loss) per common share	23,508,356	13,578,831	23,241,031	6,561,648
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	5,976,573	—	10,519,868

Weighted average shares outstanding used in calculating non-GAAP basic net income (loss) per common share	23,508,356	19,555,404	23,241,031	17,081,516

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per common share	24,847,858	13,578,831	24,884,458	6,561,648
Adjustments to reflect assumed weighted average effect of conversion of preferred stock	—	5,976,573	—	10,519,868
Adjustments for dilutive potential common stock	528,193	2,486,873	552,160	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per common share	25,376,051	22,042,277	25,436,618	17,081,516

(c)	Includes all employee and non-employee stock-based compensation charges

(d)	Includes the impact of adjustments related to the revaluation of the Company’s preferred stock warrant liability during the period.

(e)	Assumes the conversion of the Company’s convertible preferred stock into shares of common stock at the beginning of the period.

Thermage, Inc.

CONDENSED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$13,650	$45,915
Marketable investments	38,707	—
Accounts receivable, net	4,809	3,285
Inventories, net	6,639	5,219
Prepaid expenses and other current assets	1,782	1,717

Total current assets	65,587	56,136
Property and equipment, net	3,000	3,638
Other assets	140	101

Total assets	$68,727	$59,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,341	$1,398
Accrued liabilities	6,850	7,372
Current portion of deferred revenue	1,544	1,151
Customer deposits	18	62

Total current liabilities	9,753	9,983
Deferred revenue, net of current portion	601	716
Other liabilities	255	55

Total liabilities	10,609	10,754

Stockholders’ equity:
Common stock, $0.001 par value: 100,000,000 shares authorized 23,605,415 and 22,906,851 shares issued and outstanding at 2007 and 2006, respectively	24	23
Additional paid-in capital	99,588	93,418
Deferred stock-based compensation	(4)	(6)
Notes receivable from stockholders	—	(125)
Accumulated other comprehensive income	19	—
Accumulated deficit	(41,509)	(44,189)

Total stockholders’ equity	58,118	49,121

Total liabilities and stockholders’ equity	$68,727	$59,875